Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 2010
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Completion of Unsecured Convertible Debentures Financing

Tulsa, Oklahoma, January 8, 2013. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it has completed the previously announced Unsecured Convertible Debenture financing with the sale of an additional $1 million debenture to the private investor group effective December 31, 2012. The debenture is due and payable in two years. Interest is payable quarterly at an equivalent rate of 12% per annum in either cash or common shares, and the debenture is convertible into shares of ANEC common stock at a conversion rate of US$0.10 per share. The proceeds from the financing are to be used in the drilling and completion of the DSCI 152 well, which was included in ANEC’s inventory of Proved Undeveloped reserves (“PUD”), to install flowlines and to place into service the DSCI 152 and recently completed DSCI 15 well. Additionally, ANEC’s PUDs include 10 additional locations on its Bayou Couba project in St. Charles Parish, Louisiana with potential reserves in excess of 2 million net barrels of oil.

Warrants, expiring in two years were also issued and will be exercisable into 10 million common shares at US$0.23 per share. The warrants are non-transferable.

Holdings by the investment group, including conversion of shares and exercise of warrants is limited to 19.9% of the outstanding shares of ANEC without the approval of a majority of the outstanding existing shareholders Approval for the conversion and exercise of the warrants is included in proposals to the Shareholders being voted on in the Annual Shareholders meeting scheduled for January 11, 2013.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.